SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.



                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                               February 11, 2004
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)


                          Zynex Medical Holdings, Inc.
              ----------------------------------------------------
              Exact Name of Registrant as Specified in its Charter


          Nevada                     33-26787-D             87-0403828
---------------------------       ---------------     ----------------------
State or Other Jurisdiction       Commission File     IRS Employer Identifi-
      of Incorporation                 Number              cation Number



             8100 South Park Way, Suite A-9
             Littleton, Colorado                           80120
             ----------------------------------------------------
             Address of Principal Executive Offices      Zip Code


                                (303) 703-4906
                         ------------------------------
                         Registrant's Telephone Number,
                              Including Area Code


                 378 North Main, No. 124, Logan, Utah  84041
                 -------------------------------------------
                 Former Name or Former Address, if Changed
                               Since Last Report












ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     On February 11, 2004, Zynex Medical Holdings, Inc. (the "Company") completed the acquisition of all of the outstanding common stock of Zynex Medical, Inc., a Colorado corporation ("Zynex"), in exchange for 19,500,000 shares of the Company's Common Stock (approximately 88% of the shares now outstanding.

     The stock issuances were made pursuant to an Acquisition Agreement ("Agreement") between the Company and Zynex. The terms of the Agreement were the result of negotiations between the managements of the Company and Zynex. However, the Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinion or evaluation.

     The foregoing summary of the Agreement is qualified by reference to the complete text of the Agreement, which is filed as Exhibit 10 hereto, and is incorporated herein by this reference.

     As a result of the transaction with Zynex, the issuance of the 19,500,000 shares of the Company's Common Stock to the Zynex shareholder and the cancellation of certain shares of the Company's Common Stock, following is the only person known by the Company to own 5% or more of the Company's Voting
Stock:

                                                     Percent of
                                   Number of         Outstanding
      Name and Address           Voting Shares      Voting Shares
      ----------------           -------------      -------------

     Thomas Sandgaard             19,500,000            88.0%
     Suite A-9
     8100 South Park Way
     Littleton, CO  80120

     All directors and            19,500,000            88.0%
     officers as a group
     (1 person)

     Effective on the closing of the acquisition, Thomas Sandgaard became the Company's sole officer and director. Information concerning Mr. Sandgaard's business experience is disclosed in Item 2 of this Report.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     As described in Item 1 of this Report, on February 11, 2004, the Company acquired all of the issued and outstanding common stock of Zynex in exchange for shares of the Company's Common Stock. Following is a description of the business of Zynex, its management and certain unaudited financial information.

Special Note Regarding Forward-Looking Statements

     This document contains forward-looking statements that involve substantial risks and uncertainties. In some case, these statements can be identified as forward-looking by the use of words such as "anticipate," "believe," "could," "estimate," "intend," "may," "should," "will," and "would," or similar words. Statements that contain these words should be read carefully because they discuss Zynex's future expectations, contain projections of Zynex's future expected results of operations or of Zynex's financial position, or state other forward-looking information. Although it is important to communicate future expectations, there may be events in the future that cannot be accurately predicted or controlled. The factors enumerated in the section entitled "Risk Factors" as well as any cautionary language in this document provide examples of risks, uncertainties, and events that may cause Zynex's actual results to differ significantly from the expectations derived from forward-looking statements.

                     THE BUSINESS OF ZYNEX MEDICAL, INC.

Zynex's History

     Zynex Medical, Inc. ("Zynex") was incorporated under the laws of the state of Colorado on March 3, 1998, under the name of "Stroke Recovery Systems, Inc." (SRSI). On October 1, 2003, Zynex acquired, through a merger, the assets and the liabilities of Dan Med, Inc. (DMI) and changed its name to "Zynex Medical, Inc."

     DMI was established as a "C" corporation in 1996 with its main activities being the importation of European made devices for electrotherapy until 1999, when DMI began developing and manufacturing its own line of electrotherapy devices. Its own products now constitute over 80% of DMI sales and are continuously growing.

     SRSI was established as a "C" corporation in 1998 with its main activity being to provide electrotherapy devices for homecare to US patients suffering the effects of a stroke. Until the beginning of 2002, 95% of all SRSI revenues were generated from an imported product, the AutoMove. In early 2002, SRSI introduced the entire DMI product line of standard electrotherapy products by adding a small sales force. In 2002, standard electrotherapy products generated over 75% of SRSI's revenues.

     In 2003, SRSI and DMI were merged in order to simplify the operating and capital structure of both companies.

     Zynex has developed a strong product line to compete in the electrotherapy market as well as a unique product, the NeuroMove, for the stroke rehabilitation market segment. Zynex currently does not face any competition in this very attractive market segment. All Zynex's products are cleared by the Food and Drug Administration for sale in the US, backed up by a significant volume of scientific evidence, and generally accepted in the medical community. In the US, Zynex's products require a physician's prescription before they can be dispensed. All Zynex's products have been developed by its founder, Thomas Sandgaard.

     The business model is developed around the physician's prescription being considered an "order" -- to provide the product to the patient. Then Zynex bills the patient's private insurance or Medicare for payment. Zynex promotes its standard electrotherapy products to physicians through a direct sales force or by using various marketing tools to both consumers and specialty physicians for Zynex's stroke rehabilitation product. Zynex's stroke rehab product is marketed directly to the end-users and physicians who specialize in rehabilitation.

Description of Therapy Devices and Techniques

     Electrotherapy is gaining acceptance in the US as its established use continues to grow worldwide. Electrical stimulation is not known to have any side effects, which is a significant advantage over most medications used for relief of pain or other therapies. Applications for this treatment technique are many and include: pain relief, increasing blood flow, reducing edema, preventing venous thrombosis, increasing a patient's range-of-motion, preventing muscle disuse atrophy, reducing urinary incontinence and stroke and spinal cord injury rehabilitation.

     Technically, electrotherapy pain relief is accomplished by the introduction of an electrical current applied through surface electrodes, which "distorts" a pain signal on its way to the central nervous system and the brain. Applying higher levels of electricity causes muscle contractions and, depending on the placement of electrodes, may improve any of the conditions mentioned above.

     Zynex's NeuroMove device for stroke rehabilitation is clinically proven to be nearly three times as effective as traditional physical therapy. It achieves this level by combining the electrical monitoring of muscle activity, selecting only the signals that indicate attempts from the brain to move a muscle, and introducing the actual movement (contracting a muscle) as a reward, only when a strong attempt is detected.

     All Zynex units are designed to be used in a home setting, thus being very cost effective compared to traditional therapy, easy to use and producing outcomes such as improved mobility, less pain, and an ability to get back to work significantly earlier than with traditional therapies.

Patient Needs and Clinical Outcomes

     Pain. Electrical stimulation has been shown to reduce most types of local pain, such as tennis elbow, neck or low back pain, arthritis, and so forth. The devices used to accomplish this are commonly described as TENS devices (Transcuteanous Electrical Nerve Stimulation). Electrical stimulation is often chosen as an alternative to or in combination with regular pain medication. Both patients who suffer from pain (i.e., shortly after an injury) and chronic pain can benefit from treatment by TENS and similar type devices. Numerous clinical studies have been published over several decades showing the effectiveness of TENS for pain relief. TENS is sometimes more effective than medication. We have developed two products in this category, the TruWave, a digital TENS device and the IF8000, an interferential
stimulator which offers a deeper and more effective stimulation.   The TruWave
is a "traditional" TENS type unit whereas the IF8000 is a very sophisticated unit with pain alleviating, biofeedback, and neuromuscular training settings. Both these products have been approved by the FDA and are available to the market.

     Muscle related problems. Electrical muscle stimulation is technically achieved in the same fashion as TENS and by increasing the electrical intensity to cause muscle contractions. A built-in timer assures that the muscles do not fatigue too easily. Many modalities usually performed with regular physical therapy can be replaced by NeuroMuscular Electrical Stimulation (NMES) devices and be used in the home. Common applications are to prevent disuse atrophy, increasing strength, increasing range-of-motion, and increasing local blood circulation. NMES is commonly considered a complement to physical therapy to improve overall patient outcomes. Zynex has developed a specific digital device, the E-Wave, for this application. The IF8000 also has the capability to be programmed for NMES applications, and as such is perceived "a deeper and more effective NMES device." Both the IF8000 and the E-Wave are cleared by the FDA and available to the market.

     Post-op recovery: Electrical stimulation is found to be effective in preventing deep venous thrombosis immediately after surgery, as well as for pain relief, to improve local blood circulation and for reducing edema. The most common application is immediately post- orthopedic surgery. Zynex's management believes the IF8000 is the most effective of its products for these applications.

     A stroke usually impacts a stroke survivor's mobility, speech, and memory. A stroke most often only impacts one side of the body, opposite the part of the brain where the stroke occurred. It is documented that 70% of all stroke survivors have significant mobility impairments after the acute stage and, in most cases, have to live with the disability for the rest of their lives.

     The need to regain movement capability in their extremities exists for nearly all of the 4 million stroke survivors in the US who suffer from mobility impairments in upper and/or lower extremities.

     Zynex's NeuroMove device is designed to be used by the patient in his/her home without the assistance of a caregiver. Therapy outcomes are usually measured in the form of increased strength, range-of-motion, and flexibility as well as less muscle tone/spasms. A large number of peer-reviewed clinical studies of the technology show significant patient improvements, such as the device having:

     *  Nearly three times effectiveness as traditional therapy (PNF).

     *  Same effectiveness 15 years post-stroke as 6 months post-stroke.

     * Same effectiveness regardless of side affected and the nature of stroke as well as the age of the patient.

     * 90% of patients see significant improvements after 4 weeks and significant functional improvement after 6 months.

     *  139% improvement after 4 weeks of use.

     Zynex's NeuroMove NM900 serves the need for, first and foremost, a hope that further patient improvements over their current plateau are possible. After using the device, the patient increases mobility and can engage in more activities, becoming more productive for himself, as well as reducing the accident risk due to mobility impairments. Device payers (private insurance, Medicare and Medicaid) may, in Zynex's opinion, experience less total cost for caring for stroke victims, due to fewer accidents and a reduction in expensive rehabilitation when compared to traditional post-stroke treatment regimes. Physicians can, with the NeuroMove, offer a new treatment option, specifically for stroke patients, that will significantly improve their clinical outcomes. The NeuroMove has been specifically approved by the FDA for stroke rehabilitation. Zynex has recently launched this new product into the market.

     There are approximately 4 million stroke survivors in the United States who have an impeded ability to move their limbs. This number is expected to grow more than 8% annually for the near future as the population ages. The annual cost to society of caring for stroke victims is approximately $45 billion, including direct costs, lost productivity, etc. The inability to move one's arm and/or hand and/or leg has a substantial psychological impact on a stroke victim. In addition, stroke victims commonly suffer additional injuries due to their inability to protect themselves if they are falling.

     By using a device like the NeuroMove, patients' time for rehabilitation can be significantly reduced, which can result in cost savings for payers and society as a whole. Dr. Kraft, of the University of Washington in Seattle, Washington and past president of the American Academy of Physical Medicine and Rehabilitation, showed that patients using the AutoMove device improved 42% in comparison to those who received no treatment, while physical therapy only showed an improvement of 18% compared to no treatment. This study was conducted during a three-month period. There are other similar studies presenting results that are even more favorable for the device.

     The cost of using a NeuroMove during a three-month period is approximately $1,500, billed to an insurance carrier as compared to a cost of approximately $5,000 for a total of 36 one-hour physical therapy treatments. In order to achieve the same physical therapy outcomes as with the NeuroMove, if possible, Zynex believes it would take significantly longer time with substantial additional costs.

     Other cost savings come from:

     *  Less loss of productivity for society

     * Less medication required (depression, botox injections, pain associated with traditional rehabilitation techniques, etc.)

     *  Fewer accidents leading to less hospitalization and rehabilitation

     * More motivation and mobility leading to less expensive assistance required.

Zynex's Market

     The annual domestic market for standard electrotherapy products is currently around $400 million and is experiencing a moderate growth rate, while the market for stroke rehabilitation technology has only started to develop in the opinion of Zynex. There are over 4 million stroke survivors in the US alone with a need for a product like Zynex's NeuroMove. Zynex estimates the market for its type of stroke recovery therapy equipment will grow to in excess of $50 million annually.

     Zynex plans to focus on developing the stroke rehab market segment with its unique technology. This market segment is believed to offer Zynex the greatest potential for profitable, massive growth. Zynex plans to increase its penetration of the market for standard electrotherapy products by expanding its sales organization. These products can not only add sales growth with high profit margins, but are a significant addition to building manufacturing and R&D efficiency, due to the common technology platform.

     Key characteristics of the target markets are:

     *  High Gross Profit Margins, typically 60-95%.

     * A long time is generally required to collect payment from insurance carriers (averages 100 to 200 days).

     * Significant insurance "adjustments" are made by the insurance companies prior to payment.

     * Management believes that a unique opportunity exists in the stroke and spinal cord injury rehabilitation markets, which show a type of demand of a large number of patients willing to privately pay for a product such as the NeuroMove.

     Zynex's strategy is to use its core technology to grow in two different market segments: the market for standard electrotherapy and the market for stroke rehabilitation equipment. The geographical focus will continue to be the US market. International expansion may come only after securing a strong position in the US.

     Marketing of Zynex's products has been accomplished through the use of commission sales people who call on doctors and therapists. The doctors and therapists then write a prescription for Zynex's products, which the patient sends to Zynex for fulfillment. This method of sales is expected to continue for Zynex's products other than the NeuroMove. In January 2003, Zynex had to cut its sales force for products other than the NeuroMove from ten people to three. This was necessitated by the need to improve receivables collections so that they would cover the cost of goods sold, sales commissions, order processing, and so forth. As collections from standard products improve, it is Zynex's intent to add sales force in that area, as Zynex believes it can grow the standard product revenues significantly with more sales people in the field.

Physical Facilities of Zynex

     Zynex presently occupies 10,000 square feet of office and warehouse space in a modern office park setting in Littleton, Colorado. The space is under a five year contract expiring in February 2009. The present configuration of the space will accommodate 40-50 people.

Zynex's Manufacturing and Processing

     Zynex's strategy in manufacturing consists of the following elements:

     * At all times, comply with relevant regulatory requirements and regulations.

     * Use contract manufacturers as much as possible thereby avoiding large capital investments and being able to respond to changes in volume as fast as possible. Domestically and internationally, there is a large pool of highly qualified contract manufacturers for the type of devices we manufacture, which also ensures a very competitive bidding process.

     * Purchase the components itself, to ensure a consistent quality of the manufacturing base and to give it the ability to undertake the initial quality control of the components. It is faster to approve second sources by having the components come to its facility and avoiding shortcuts potentially made by the contract assembly company.
     * Test all units 100% in a real-life environment to ensure the highest possible quality and the safety of patients. This allows Zynex to establish and maintain a quality image as a company and reduce the cost of warranty repairs.

     The process currently in place is well suited to handle volumes ten times larger or more (supporting revenues in excess of $30M). All assembly of units as well as testing is accomplished in-house. There are no contracts with third party manufacturers. In the Front Range region, there are many producers of the types of subassemblies needed to manufacture Zynex's products; Zynex's management has not found it necessary to contract with any particular producer as a result.

Products Purchased for Resale

     Zynex distributes a number of products from other domestic and international manufacturers in order to complement its core product line, including electrical stimulation devices and patient supplies, such as electrodes. Customarily, there are not formal contracts between vendors in the DME industry. Replacements are easily found, either from Zynex's own products or other manufacturers.

Potential Future Bottlenecks (and their solutions) Could Be:

     * Receiving raw materials: would require slightly more space and a few more man-hours.
     * Quality assurance on raw materials: would need more man-hours to inspect, count, sampling, update test-sheets.

     * Quality assurance on assembled boards: would require more man-hours to inspect, count, sampling, update test-sheets, etc.

     *  Final assembly of units: would require more personnel in assembly.

     *  Testing finished units: would require more personnel in testing.

     * Tracking batches, Serial numbers and repairs: would require more QA personnel.

Quality Assurance Systems

     Zynex's strategy is to integrate quality assurance throughout all parts of the business for two main reasons:

     * To be compliant with all relevant regulatory requirements at all times.

     * To optimize the efficiency of the operations and reduce errors to a minimum.

     Zynex will add personnel to the technical operations to implement and maintain improvements to its QA systems for R&D, manufacturing and logistics in particular. Zynex will also slowly integrate the same principles to all other parts of the business, including sales, accounting and billing departments.

Regulatory Approval and Process

     All of Zynex's products are classified as Class II (Medium Risk) devices by the Food and Drug Administration (FDA) and clinical studies with Zynex's products are considered to be NSR (Non-Significant Risk Studies). Zynex's business is governed by the FDA and all products typically require 510(k) market clearance before they can be put in commercial distribution. Zynex is also regulated by FDA's QSR regulation (Quality Systems Regulation), which is similar to the ISO9000 and the European EN46000 quality control regulations. All Zynex's products currently in production or manufactured by other vendors are approved for marketing in the US under FDA's 510(k) regulations.

     To enter the European market, Zynex's products as well as its QA systems will have to be approved and certified by an authorized certifying body such as TUV, UL or BSI. Zynex plans to go through this process as a part of its overall enhancement of the quality systems.

     Far East, Middle East, Eastern European, and Latin American markets have different regulatory requirements. Zynex intends to comply with applicable requirements as we decide to enter those markets.

Government Regulation

     The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare and Medicaid programs. Each of these programs is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment. Zynex believes it is materially complying with applicable laws; however, Zynex has not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority. Additionally, many aspects of Zynex's business have not been the subject of state or federal regulatory interpretation. The laws applicable to Zynex are subject to evolving interpretations. If Zynex's operations are reviewed by a government authority, it may receive a determination that could be adverse to Zynex. Furthermore, laws that are applicable to Zynex may be amended in a manner that could adversely affect Zynex.

     Federal health care laws apply to Zynex when we submit a claim to Medicare, Medicaid or any other federally funded health care program. The principle federal laws that Zynex must abide by in these situations include:

     * Those that prohibit the filing of false or improper claims for federal payment.

     * Those that prohibit unlawful inducements for the referral of business reimbursable under federally funded health care programs.

     * The federal government may impose criminal, civil and administrative penalties on anyone who files a false claim for reimbursement from Medicare, Medicaid or other federally funded programs.

     A federal law commonly known as the "anti-kickback law" prohibits the knowing or willful solicitation, receipt, offer or payment of any remuneration made in return for:

     * The referral of patients covered under Medicare, Medicaid and other federally-funded health care programs; or

     * The purchasing, leasing, ordering, or arranging for any goods, facility, items or service reimbursable under those programs.

Employees

     Zynex currently employs 14 people in the main office as well as a number of commission sales representatives. As revenues and cash flow increase, Zynex plans to expand the organization organically as well as expand the sales force.

     Alexander S. Russo, Zynex's Director of Engineering, has over 25 years experience in designing electrical and electronic control systems for sophisticated devices ranging from communications equipment to robotic warfare vehicles. His application of this knowledge to trouble-shooting Zynex's products and manufacturing them efficiently is a valuable asset for Zynex. It is Zynex's intent that Mr. Russo will begin to spend some of his time developing the next generation of Zynex's products. Mr. Russo is signatory to a non-disclosure and non-compete agreement with Zynex.

Zynex's Vision

     Zynex plans to establish a leading position in the homecare electrotherapy market by developing products and services that help patients get back to a normal life, while generating a satisfactory rate of return to Zynex's shareholders. Zynex seeks to be recognized as an innovator in combining technology with services that can optimize clinical outcomes, while minimizing overall healthcare costs. Zynex's sought-for focuses are the following areas:

     *  Stroke Rehabilitation
     *  Pain Management
     *  Muscle Related Problems
     *  Post-Op Recovery

Patents

     Zynex has applied for a patent on our NeuroMove technology. With regard to our other products, management believes that the products contain certain proprietary software that protects them from being copied. In the future, Zynex may seek patents for advances to our existing products and for new products as they are developed.

Product Development

     The Zynex products have been developed over a period of time as market analysis shows a need for a particular type of product. There are no products in development at the current time. However, significant additions to the product line are being planned with the intention of utilizing the existing technology platform.

                               LEGAL PROCEEDINGS

     There are currently no material legal proceedings that involve Zynex.

                                  RISK FACTORS

     This is not a complete list of risks, since additional risks may not be known at this time or may seem immaterial and yet may later prove to be significant. The operating results, financial conditions, or business of Zynex could be materially adversely affected by any of these risks.

Risks Related to the Business of Zynex

     Hospitals and clinicians may not buy or prescribe or use Zynex's products in sufficient numbers. Hospitals and clinicians may not accept the NeuroMove NM900, IF8000, TruWave, or E-Wave products as effective, reliable, and cost-effective. Factors that could prevent such institutional customer acceptance include:

     - If customers conclude that the costs of these products exceed the cost savings associated with the use of these products;

     -  If customers are financially unable to purchase these products;

     - If adverse patient events occur with the use of these products, generating adverse publicity;

     - If we lack adequate resources to provide sufficient education and training to Zynex's customers, particularly small hospitals and alternate anesthesia sites; and

     - If frequent product malfunctions occur, leading clinicians to believe that the products are unreliable.

     Zynex's revenues are dependent on the sale of Zynex's four products each of which has competition. NeuroMove NM900, IF8000, TruWave, and E-Wave are all relatively new products. Even though there is now an established market for all these products, we may not succeed in building sufficient market share in each market niche. This is especially true for the TruWave and the E-Wave. We also distribute the AM800 device and other products from several other manufacturers. Too low a market share could eventually prevent profitability, because we depend on sales of these products for a substantial part of Zynex's revenue.

     We may incur substantial expenses and can be expected to incur losses.
We are expected to have significant research and development, sales and marketing, and general and administrative expenses for several years. These amounts may be expended before any commensurate incremental revenue from these efforts may be obtained. Thus, the losses incurred may be greater than the losses that would be incurred should the business be developed more slowly. Moreover, Zynex's efforts may be more expensive than anticipated, leading to further losses.

     Cases of electrical shocks could undermine market acceptance of Zynex's product and expose us to product liability claims. To date, we have not experienced any product liability cases. We carry product liability insurance with an aggregate limit of $2,000,000 and $1,000,000 per occurrence. If we were subject to a product liability claim, there is no assurance these coverage amounts would be adequate.

     Zynex's failure to respond to rapid technological change may result in product and technology obsolescence. Rapid technological advances and product development are hallmarks of the medical device industry. If Zynex's products become obsolete, Zynex's business and results of operations may suffer. Current or planned products are at risk of obsolescence from:

     -  new therapeutic products, based upon new or improved technologies;

     - new products or technologies used on patients in the home or in hospitals;

     - electrical or mechanical interference from new or existing products or technologies;

     -  alternative methods for rehabilitation; and

     -  significant changes in rehabilitation methods and standards.

     We must develop and introduce new or enhanced products. As the market for Zynex's products matures, new products for rehabilitation or other applications must be developed and introduced. This could lead to at least the following risks:

     - the products may not be successfully adapted to function properly in rehabilitation and home care for geriatric patients; and

     - the complex technologies used in Zynex's products may not be developed further for applications outside of stroke rehab, incontinence and general electrotherapy.

     Commercialization of Zynex's products could fail if implementation of Zynex's sales and marketing strategy is unsuccessful. A significant sales and marketing effort may be necessary to achieve the level of market awareness and sales needed to achieve profitability. We currently have only limited sales and marketing experience, both in the US and abroad, which may limit Zynex's ability to successfully develop and implement its sales and marketing strategy. We need to:

     -  hire and train sales and clinical specialists;

     -  build a strong direct sales force;

     -  manage geographically dispersed operations;

     -  encourage customers to rent or purchase products;

     - explore potential OEM relationships and assure that OEMs provide appropriate educational and technical support; and

     -  promote frequent product use to increase sales of consumables.

     OEM relationships could negatively affect Zynex's business.   Sales
through OEM channels could be less profitable than direct sales. Product sales could decline if customers are confused by the same product being marketed through multiple channels. OEM partners are not controlled by us, so OEM partners could sell competing products or devote insufficient attention to Zynex's products. If OEM partners were not required to purchase minimum quantities, it may be difficult to terminate agreements with them or enter into alternative arrangements, despite dissatisfaction with the OEM performance.

     Zynex's business could suffer if there is insufficient product inventory. A third-party manufacturer assembles and manufactures a large portion of Zynex's initial products. Third party manufacturers may also manufacture subsequent products in whole or in part. Business could be adversely affected by any failure to produce enough products at either Zynex's own manufacturing facility or at a third party manufacturing facility. We are currently developing Zynex's own manufacturing capability and quality assurance competence.

     Zynex's business could be adversely affected by reliance on sole suppliers. Certain essential product components may be supplied by separate sole, or a limited group of, suppliers. Some components may be purchased through purchase orders rather than through long term supply agreements and large volumes of inventory may not be maintained. There may be shortages and delays in obtaining certain product components. Disruption of the supply or inventory of components could result in a significant increase in the costs of these components or could result in an inability to meet the demand for Zynex's products. In addition, if a change in the manufacturer of a key component is required, qualification of a new supplier may result in delays and additional expenses in meeting customer demand for products.

     Zynex's success depends upon its ability to protect its intellectual property rights. Zynex's continued success partially depends upon:

     -  obtaining patent protection for Zynex's products,

     -  defending the patents obtained throughout the above process,

     -  preserving Zynex's trade secrets, and

     - operating Zynex without infringing on upon patents and proprietary rights held by third parties.

     Protection of proprietary aspects of Zynex's technology depends upon a combination of contractual provisions; confidentiality procedures; and patent, trademark, and trade secret laws. These legal measures provide only partial protection, and competitors can still gain access to Zynex's intellectual property and proprietary information through various means. Litigation may be necessary to enforce intellectual property rights, to protect trade secrets, and to determine the validity and scope of proprietary rights. Such litigation could result in substantial expense and diversion of resources without a guarantee of success and seriously harm Zynex's business and operating results.

     Substantial costs could be incurred defending against claims of infringement. Other companies, including competitors, may obtain patents or other proprietary rights that would limit, interfere with, or otherwise circumscribe Zynex's ability to make, use, or sell products. Should there be a successful claim of infringement against us and if we could not license the alleged infringed technology, business and operating results could be adversely affected. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. Any litigation claims against us, independent of their validity, may result in substantial costs and the diversion of resources with no assurance of success. Intellectual property claims could cause us to:

     - cease selling, incorporating, or using products that incorporate the challenged intellectual property,

     - obtain a license from the holder of the infringed intellectual property right on reasonable terms, if at all, and

     - redesign Zynex's products incorporating the infringed intellectual property.

     Competition could result in price reductions and decreased demand for Zynex's products. Substantial competition can be expected in the future in the areas of stroke rehabilitation and incontinence treatment. Competitors may have substantial financial, technical, marketing, and other resources. Competition could result in price reductions, fewer orders, reduced gross margins, and loss of market share. These companies may use standard or novel signal processing techniques. Other companies may develop rehabilitation products that perform better and/or are less expensive than Zynex's products. Competitors may develop products that are substantially equivalent to Zynex's FDA approved products, thereby using Zynex's products as predicate devices to more quickly obtain FDA approval for their own.

     Zynex's future depends upon obtaining regulatory approval of any new
products and/or manufacturing operations we develop.   Before new products can
be marketed in the US, clearance for those products must be obtained from the Food and Drug Administration (FDA). Should the FDA conclude that any of Zynex's products do not meet the requirements to obtain clearance with a pre-market notification under Section 510(k) of the Food, Drug, and Cosmetics Act, we would be required to file a pre-market approval application (PMA). Such an application is lengthy, expensive, and typically requires extensive clinical and pre-clinical trial data.

     We may not be able to obtain clearance of a 510 (k) notification or approval of a pre-market approval application with respect to any products on a timely basis, if at all. If timely clearance or approval of products is not obtained, Zynex's business could be materially adversely affected. Clearance of a 510 (k) notification may also be required before marketing certain previously marketed products, which have been modified after they have been cleared. Planned enhancements to Zynex's current products are thought not to necessitate the filing of a new 510(k) notification. Should the FDA so require, the filing of a new 510(k) notification for the modification of the product may be required prior to marketing any modified devices.

     The FDA also requires adherence to Good Manufacturing Practices (GMP) regulations, which include production design controls, testing, quality control, storage, and documentation procedures. To determine whether adequate compliance has been achieved, the FDA may inspect Zynex's facilities at any time. Such compliance can be difficult and costly to achieve. Zynex's compliance status may change due to future changes in, or interpretations of, FDA regulations or other regulatory agencies. Such changes may result in the FDA withdrawing marketing clearance or requiring product recall. In addition, any changes or modifications to a device or its intended use may require Zynex to reassess compliance with Good Manufacturing Practices guidelines, potentially interrupting the marketing and sale of products. Failure to comply with regulations could result in enforceable actions, including product seizures, product recalls, withdrawal of clearances or approvals, and civil and criminal penalties.

     We may be exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Most of Zynex's revenue, expenses, and capital spending will be transacted in US dollars. Zynex's exposure to market risk for changes in interest rates relate primarily to Zynex's cash and cash equivalent balances, marketable securities, investment in sales-type leases, and loan agreements. The majority of Zynex's investments may be in short-term instruments and therefore subject to fluctuations in US interest rates. Due to the nature of such short-term investments, there may be risk exposure.

     We must attract and retain key personnel. Zynex's success is largely dependent upon the ability, experience, and performance of Zynex's key personnel. At this juncture, we are particularly dependent upon Zynex's President, Thomas Sandgaard. While some portion of this Offering's proceeds will be directed toward expanding the management team, there is no assurance such a team could readily make up for the loss of Mr. Sandgaard, should that occur.

     Loss of one or more key personnel could seriously harm Zynex's business and operation results. Continued success could significantly depend upon hiring, training, motivating, and retaining additional skilled personnel, particularly sales representatives and clinical specialists responsible for customer training, support, and education. Recruiting and retaining talented personnel can be challenging, because the pools of experienced personnel are small and Zynex may compete in them against companies with large resources. Thus, we may not obtain the skilled personnel we need to expand Zynex's business.

     Significant liability claims could adversely affect Zynex's business.
The manufacture and sale of Zynex's products expose us to product liability claims and recalls, including those which may arise from misuse, malfunction, or design flaws. Such claims and recalls, regardless of their ultimate outcome, could require significant time and money be devoted to litigation or significant damages paid. We plan to maintain insurance, but it may not completely cover the cost of any product liability claims made against us in the future. It also may be impossible for us to obtain liability insurance at satisfactory rates or in adequate amounts in the future.

     Third party reimbursement will affect Zynex's product sales. Third party reimbursement levels may change in the future as a result of political changes, increased or decreased competition, or new coverage guidelines at Medicare as well as private insurance companies. Failure to obtain adequate reimbursement from third party payers could limit market acceptance of Zynex's products.

                            MANAGEMENT OF ZYNEX


           Name             Age                Position
           ----             ---        ---------------------------

     Thomas Sandgaard        45        President, CEO and Director

     Thomas Sandgaard is President, Chief Executive Officer and sole Director of Zynex. Mr. Sandgaard has a degree in electronics engineering from the Odense Teknikum and an MBA from the Copenhagen Business School and has worked in many different positions in industries such as semiconductors, telecommunications, data communications, and medical equipment. Mr. Sandgaard moved to the US from Denmark in 1996, where he founded DMI and Zynex Medical, Inc. in 1996 and 1998, respectively.
                           MANAGEMENT COMPENSATION

                Summary Compensation Table - Annual Compensation

                                                             Other
Principal Position      Period       Salary     Bonus     Compensation
------------------      ------       ------     -----     ------------

                       Year Ended
Thomas Sandgaard    12/31/03     $51,525      0         Note 1
President and CEO       12/31/02     $99,000      0         Note 1
                        12/31/01     $91,000      0         Note 1

Note 1: Health insurance, dental and vision plan paid for 100%. Two Company vehicles are provided at Zynex's expense. Zynex also pays for two home telephone lines.

     Zynex does not have any other employees who would qualify for discussion under the terminology "Executive Compensation" or "Management Compensation." Mr. Sandgaard was the only officer of Zynex and its predecessors during the above years.

     Zynex has not granted any options or any other stock rights during the past three years. It is the intention of management to create and offer a stock option plan to employees in the near future.

     There are no outside non-employee directors.

     There is an employment contract between Zynex and Mr. Sandgaard.

                             CERTAIN TRANSACTIONS

     Predecessors of Zynex at various times lent OR Surgical, Inc., a company owned by Mr. Sandgaard, various sums of money totaling $42,941. These loans were used by OR Surgical to fulfill various obligations and have been repaid. There have been no similar transactions during the past two years.

                             FINANCIAL INFORMATION

     The following financial information is derived from the tax returns and other internal financial information of Zynex Medical, Inc. and has not been audited or reviewed by independent certified public accountants. Further, this financial information has not been prepared in accordance with Generally Accepted Accounting Principles.

                                                           Zynex Medical
                                                           Consolidated
                                                           Statements of
                                                             Operations
                                                            (Unaudited)

                                      Twelve months        Twelve months         Six months
                                          ended                ended               ended
                                    December 31, 2001     December 31, 2002     June 30, 2003
                                    -----------------     -----------------     -------------
Net sales and rental revenue            $1,190,363            $1,387,117          $696,002
Cost of sales and rentals                  233,138               268,838            49,667
                                        ----------            ----------          --------
     Gross profit                          957,225             1,118,279           646,335

Operating expenses:
 Selling, general and administrative       802,147             1,005,964           408,851
 Research and development                   33,173                   385             1,430
                                        ----------            ----------          --------
     Total operating expenses              835,320             1,006,349           410,281
                                        ----------            ----------          --------
Income from operations                     121,905               111,930           236,054
                                        ----------            ----------          --------
Other income (expense)
 Interest income                                                   8,522             2,659
 Interest expense                          (54,525)              (49,413)          (26,385)
 Investment gains and (losses)
 Other                                                              -                 (936)
                                        ----------            ----------          --------
     Income before income taxes             67,380                71,039           211,392
                                        ----------            ----------          --------
Income tax provision                         3,493                  -                 -
                                        ----------            ----------          --------
     Net income                         $   63,887            $   71,039          $211,392
                                        ==========            ==========          ========

                                                           Zynex Medical
                                                           Balance Sheets
                                                            (Unaudited)

                                    December 31, 2001     December 31, 2002     June 30, 2003
                                    -----------------     -----------------     -------------
         Assets

Current Assets:
 Cash and cash equivalents              $                     $     -             $ 50,908
  Receivables, net                         289,134               264,177           380,053
  Inventories -
   Inventory for sale                       66,286               157,635           168,102
   Inventory for rental                                          133,117           339,195
  Prepaid expenses                                                                  20,052
  Other current assets                      21,204
                                        ----------            ----------          --------
     Total current assets                  376,624               554,930           958,309
                                        ----------            ----------          --------

  Property, plant, and equipment, net      127,190                21,587            20,886
  Other intangible assets, net                                       629               629
  Deposits/Escrow                                                  9,136             9,136
  Deferred tax assets
  Other assets                               6,692
                                        ----------            ----------          --------
     Total Assets                          510,506               586,281           988,959
                                        ==========            ==========          ========

Liabilities and Stockholder's Equity

Current Liabilities:
 Current maturities of long-term debt                             91,116            99,260
  Note payable                              32,230                37,703            37,703
  Loan instruments                         316,387               235,559           164,582
  Accrued liabilities
   Payroll                                                        79,515            72,351
   Commissions
   Income taxes                                                     -              (12,610)
   Other                                   208,779               238,993           304,083
                                        ----------            ----------          --------
     Total current liabilities             557,396               682,886           665,369
                                        ----------            ----------          --------
Long-Term Liabilities
 Long-term debt                                                                          0
 Loan from Shareholder                      80,210                50,749            53,190
 Deferred tax liabilities
                                        ----------            ----------          --------
     Total liabilities                     637,606               733,634           718,559

Stockholder's Equity:
 Capital from shareholder                      300                   300               300
 Retained earnings                        (127,400)             (147,654)          270,100
                                        ----------            ----------          --------
     Total stockholder's equity           (127,100)             (147,354)          270,400
                                        ----------            ----------          --------
     Total Liabilities and
       Stockholder's Equity             $  510,506            $  586,281          $988,959
                                        ==========            ==========          ========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The two entities, SRSI and DMI, have both been profitable for the past four years with combined net revenues of close to $2 million. The companies were founded four and seven years ago, respectively, and have been financed using Thomas Sandgaard's personal assets (approximately $4,000), and have grown organically since then. The costs of building an entire product platform, building systems to bill insurance companies, etc. have come from a combination of company profits, bank loans and equipment leases, also known as "bootstrapping." Zynex is in a position where the strategy can be executed without significant costs and risks related to product development, the FDA, billing systems, manufacturing and experimenting with sales models.

     Zynex's sales process can be described as follows:

     a) Zynex's "Standard Products," the IF8000, TruWave, E-Wave, and a few products from other manufacturers, all require a physician's prescription. Sales representatives frequently visit the prescribing physicians and provide a unit to the patient after receipt of proper paperwork, which is then forwarded to the main office for insurance billing. Insurance companies decide, at their discretion, whether to rent or purchase the devices. An important part of the business is also the price negotiating that takes place to obtain the approvals. The business model in this category takes advantage of the low equipment cost to dispense the units at the time of prescription a model that has been demonstrated to take significant market shares, approximately at the rate we would add sales representatives. The net collected GPM is still very profitable above 80%; however without any financing up until now, growth has not been an option due to the average of 180 days to collect from insurance companies.

     b) The stroke rehabilitation business is currently created through word-of-mouth and limited Internet banner advertising to consumers. The NeuroMove also requires a physician's prescription and Zynex does not currently use a sales force to promote it. With the introduction of the NeuroMove in February of 2003, Zynex has a business model, where patients self-pay a minimum of $495.00 before a unit is shipped. The cost is less than $200 and the purchase price of the unit is $4,950.00. Close to 5% of patients decide to purchase the unit; their insurance company is billed $495 per month while they are using it. With sufficient funding, Zynex expects to increase its advertising as well as launching campaigns targeted to specialty physicians. Introduction of the NeuroMove has significantly improved Zynex's cash flow.

     The following discussion of results for the years ended December 31, 2001 and 2002 and the first six months of 2003 is based on examination of the Federal tax returns of Stroke Recovery Systems, Inc. and DMI, Inc., which were merged in October 2003. These returns were not audited nor compiled according to generally accepted accounting practices by outside auditors.

     Net sales and rental income increased $196,754 in 2002 over 2001, an
increase of17%.   This sales and rental income rise was associated with
Zynex's engaging a number of commissioned salesmen to handle its products. Cost of sales and rentals increased 15% in 2002 over 2001, as Zynex continued
to build inventories of both salable and rental products.   Selling, general
and administrative expenses, reflecting the increased sales effort and administrative staffing up to handle the increased billing volumes, rose 25% to $1,005,964 in 2002 over 2001's $802,147. Overall in 2002, income from operations declined 8%, reflecting the buildup in operating expenses as staff was increased. However, net profits were favorably affected by a decrease in interest expense from $54,525 to $49,413 and interest income rising from zero to $8,522. Net profits before income taxes were up 11% in 2002 to $71, 039 compared to $63,887 in 2001.

     An examination of balance sheets for 2001 and 2002 shows an increase in current assets for 2002 of $178, 307, or 47%, all of which was attributable to a 50% increase in inventories, which took place due to a sharp increase in rental units being placed on patients compared to purchased units being placed on patients. Total assets over the intervening year increased slightly, 15%, to $586, 281. This 15% increase in assets was financed through an increase in current liabilities of 23% to $682,886 from $557, 396 and an increase in long-term liabilities by 15% to $733, 634. During this period, shareholders' equity also decreased by 16% to a negative $147,354.

     In early 2003, management undertook a series of steps designed to improve operating results and profitability of Zynex. As a result, several important improvements in finances were achieved. Sales for the first six months of 2003 were already at 58% of all of 2002's level. Evaluation of staffing needs resulted in lowering selling, general, and administrative expenses to $406,851, or 41% of those for 2002. Income from operations for the first six months of 2003 rose to $236,054, an increase of 111% over the entire year of 2002. Net Income, reflecting operating improvements and lower interest expense, rose to $211, 392, a gain of 198% over the results of all of 2002. The net to sales ratio of the first six months of 2003 was 30%, compared to 5% for 2002 and 5% for 2001.

     Important balance sheet changes also resulted from management's actions in the first six months of 2003. Among these was an increase in current assets to $958,309 (+73%) and a current ratio of 1.44:1 compared to 0.81:1 for 2002 and 0.68:1 for 2001. Shareholder's equity rose from ($147, 354) to $270,400. Total assets rose 69% to $988,959 from $586,281 at year-end 2002.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. The financial statements required by Item 310(c) of Regulation S-B for Zynex are not yet available, and will be filed by amendment on or before April 26, 2004.

     (b) PRO FORMA FINANCIAL INFORMATION. The pro forma financial information required by Item 310(d) of Regulation S-B is not available, and will be filed by amendment on or before April 26, 2004.

     (c)  EXHIBITS.

          Exhibit 10 Acquisition Agreement between Zynex Medical Holdings, Inc. and Zynex Medical, Inc.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     ZYNEX MEDICAL HOLDINGS, INC.



Dated: February 20, 2004             By:/s/ Thomas Sandgaard
                                        Thomas Sandgaard, President